                                                                      EXHIBIT 11

                   PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                             QUARTER ENDED JUNE 30,
                                 (IN THOUSANDS)

                                                1997              1996
                                          ----------------  ----------------
                                                    FULLY             FULLY
                                          PRIMARY  DILUTED  PRIMARY  DILUTED
                                          -------  -------  -------  -------

Weighted average number of common shares
    outstanding during year.............   13,827   13,827   14,179   14,179
Excess of weighted average number of
    shares issuable upon exercise of
    employee stock options over 20% of
    shares outstanding at end
    of quarter..........................    2,759    2,759    1,923    1,923
                                          -------  -------  -------  -------
Weighted average number of shares.......   16,586   16,586   16,102   16,102
                                          =======  =======  =======  =======



Proceeds available to repay debt:
    From exercise of options, including
     tax benefits, at average market
     price..............................  $37,772           $29,562

    From exercise of options, including
     tax benefits, at quarter-end -
     market price.......................           $33,447           $30,508
                                          -------  -------  -------  -------
                                          $37,772  $33,447  $29,562  $30,508
                                          -------  -------  -------  -------

Interest saved, net of taxes............      409      362      302      312
Net income as reported..................    3,033    3,033    4,157    4,157
                                          -------  -------  -------  -------
Adjusted net income.....................  $ 3,442  $ 3,395  $ 4,459  $ 4,469
                                          =======  =======  =======  =======
Per share...............................     $.20     $.20     $.28     $.28
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